For Immediate Release


Contact: Andrew D. Siegel, Esq., Geotek Communications, Inc. 201-930-9305

                      GEOTEK AND EUROPEAN GATEWAY COMPLETE
                       BOGEN AND SPEECH DESIGN TRANSACTION


Montvale, New Jersey, August 24, 1995 -- Geotek Communications, Inc. (NASDAQ NNM:GOTK) (Pacific:GEO) announced today the completion of the sale of its Communications Products segment, consisting of its 99% interest in Bogen Corporation and its 67% interest in Speech Design GmbH, to European Gateway Acquisition Corp. (OTC: EGAC), a special purpose acquisition corporation. The acquisition corporation has been renamed Bogen Communications International, Inc.

     As consideration for such interests, the Company received an approximate 64% interest in Bogen International, $7 million in cash and convertible promissory notes in the aggregate principal amount of $3 million. The Company also will be eligible to receive a performance payment of up to $11 million, in cash or additional Bogen International common stock (subject to certain conditions) based on the future earnings of Bogen Corporation and Speech Design through July 1997.

     Geotek Communications, Inc. is an international telecommunications company operating primarily in the field of wireless communications in North America and Europe. The Company focuses on commercial and business organizations which rely on mobile communications to manage and facilitate a mobile workforce.

                                       ###